T. ROWE PRICE EQUITY INCOME FUND

                       SPECIAL MEETING OF SHAREHOLDERS

In accordance with Rule 30e-1(b) under the Investment Company Act of 1940, T. Rowe Price Equity Income Fund (the "Fund") is required to furnish certain information regarding any matters submitted to a vote of the shareholders of the Fund. Shareholders of record of the Fund, as of the close of business on May 30, 2017, were notified that a Special Meeting of Shareholders (the "Meeting") would be held at T. Rowe Price, 100 East Pratt Street, Baltimore, Maryland, on Wednesday, July 26, 2017, at 8:00 a.m. Shareholders of the Fund voted on a proposal to approve the redomiciliation and reorganization of the Fund into a newly-established Maryland corporation. The number of shares outstanding on the record date and the shares present at the meeting by proxy of the Fund were as follows:

INFORMATION DISPLAYED IN FOLLOWING ORDER:
Fund
Shares Outstanding on Record Date
Shares Present By Proxy
% of Shares Entitled to Vote


Equity Income Fund
690,703,478.143
387,620,086.037
56.12%

The voting results of the Meeting are outlined as follows:

INFORMATION DISPLAYED IN FOLLOWING ORDER:
Fund
Number of Shares Voting


Equity Income Fund
For - 371,415,784.994
% of Shares Voted - 95.82%
Against - 5,618,487.631
% of Shares Voted - 1.449%
Abstain - 10,585,813.412
% of Shares Voted - 2.731%